Exhibit 10.9

TRIUMPH BANCORP, INC.

AMENDED AND RESTATED RESTRICTED STOCK PLAN

AWARD AGREEMENT

RESTRICTED STOCK SHARES

This Restricted Stock Shares Award Agreement (“Agreement”), dated as of April 1, 2014 (“Grant Date”), is entered into by and between Triumph Bancorp, Inc. (the “Company”), a Texas corporation, and [                    ] (the “Grantee”).

1. Number of Shares Awarded: [                ]

2. Grant Price. The amount to be paid by the Grantee for the Restricted Stock, if any: $0.

3. Grant of Shares. The Company hereby grants to Grantee the number of shares of Common Stock of the Company set forth above pursuant to the terms of the Triumph Bancorp, Inc. Amended and Restated Restricted Stock Plan (the “Plan”), which shall be subject to the conditions and restrictions set forth in this Agreement and the Plan (“Restricted Stock Shares”). The number of Shares granted hereby is subject to adjustment as provided in the Plan.

4. Grant Price. The amount per share that the Grantee is required to pay for the Restricted Stock granted hereby is the Grant Price set forth above.

5. Review of the Plan. Grantee has been provided a copy of the Plan and has had an opportunity to review it to the extent desired. The terms of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement and not otherwise defined shall have be meanings provided in the Plan.

6. Vesting, Forfeiture and Transfer Restrictions. The Shares of Restricted Stock Shares granted under this Agreement are subject to the Vesting conditions and restrictions set forth below.

(a) Vesting. Unless earlier Vested or forfeited in accordance with this Agreement, the Restricted Stock Shares shall Vest in accordance with the following schedule:

Date	Restricted Stock Shares Vested
March 31, 2015	[ ]
March 31, 2016	[ ]
March 31, 2017	[ ]

(b) Accelerated Vesting. All unvested Restricted Stock Shares will immediately become Vested upon the Grantee’s Retirement, Termination of Employment due to death or Disability, or upon a Change in Control.

(c) Forfeiture. Upon the termination of Grantee’s employment by the Company for any reason (except for such terminations as would cause accelerated Vesting of Grantee’s shares as set forth in Section 6(b) above), the Grantee will forfeit all unvested Restricted Stock Shares, without the payment of any consideration by the Company. Upon forfeiture, neither the Grantee, nor any successors, heirs, assigns, or legal representatives of Grantee shall thereafter have any rights or interest in the unvested Restricted Stock Shares or certificates therefor, which shall terminate on the date of forfeiture.

7. Non-Solicitation Agreements. Grantee agrees that, for consideration including but not limited to (i) the Restricted Stock Shares awarded to Grantee under this Agreement, and (ii) the provision to Grantee of certain proprietary and confidential information of the Company and its subsidiaries in the course of Grantee’s employment with the Company, in addition to any other obligations Grantee may have to the Company at law or in equity, the Grantee shall not, directly or indirectly, on his/her own behalf or on behalf of others:

(a) for a period of four (4) months following the termination of Grantee’s employment with the Company for any reason, solicit business from, do any work for, or provide any goods or services to, any customer of the Company or any of its subsidiaries for whom Grantee did work or had contact with during his/her employment with the Company or any of its subsidiaries, or any prospective customer that Grantee was involved in soliciting work or business from on behalf of the Company or any of its subsidiaries at any time during the twelve month period preceding the date of the termination of Grantee’s employment;

(b) for a period of twelve (12) months following the termination of Grantee’s employment with the Company for any reason, (A) induce or attempt to induce any employee, officer or director of the Company or any of its subsidiaries to terminate his/her employment or directorship with the Company; (B) induce or attempt to induce any consultant or independent contractor to the Company or any of its subsidiaries to terminate his, her or its consultancy or contractual relationship with the Company; and/or (C) employ or retain, or attempt to employ or retain, any employee, officer or director of the Company or any of its subsidiaries, or any person who was an employee, officer or director of the Company or any of its subsidiaries during the twelve month period preceding the date of the termination of Grantee’s employment; or

(c) for a period of twelve (12) months following the termination of Grantee’s employment with the Company for any reason, solicit, directly or through any other person, any person known by Grantee to be an investor in the Company or any Affiliate of the Company, for purposes of facilitating any investment, partnership or business opportunity unrelated to the Company or its Affiliates.

8. Prohibition of Transfer Before Vesting. Restricted Stock Shares granted under this Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, from the date of Grant until such Shares have become Vested and the restrictions have lapsed. Any attempt to sell, assign, transfer, pledge or otherwise encumber the unvested Restricted Stock Shares shall be null and void. Transfer of any Vested Restricted Stock Shares shall be subject to the terms and conditions set forth in the Plan

9. Securities Law Compliance. The Restricted Stock Shares granted under this Agreement have not been registered under the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations. As a result, as a condition of the award granted hereunder, the Company may require that Grantee enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Section 83(b) Election. Grantee understands that the Grant made hereby has tax consequences and has had an opportunity to review those consequences with his tax adviser to the extent that the Grantee desires to do so. The Grantee acknowledges that, under Section 83 of the Internal Revenue Code of 1986, as amended (“Code”), the difference between Grant Price and the Fair Market Value of the Restricted Stock Shares at the time any forfeiture restrictions applicable to such Restricted Stock Shares lapse, is reportable as ordinary income and as wages at the time the forfeiture restrictions lapse (i.e., upon Vesting). Notwithstanding the preceding, the Grantee understands that the Grantee may elect to be taxed at the time the Restricted Stock Shares are granted hereunder, rather than when and as such Restricted Stock Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the Grant Date. If the Fair Market Value of the Restricted Stock Shares at the time any forfeiture restrictions lapse exceeds the Grant Price, the election will cause the increase in value occurring after the Grant Date to be treated as capital gain for income tax purposes. The Grantee understands that the failure to make this filing within said 30 day period will result in the recognition of ordinary income by the Grantee in an amount equal to the excess (if any) of the Fair Market Value of the Restricted Stock Shares over the Grant Price as of the date the forfeiture restrictions lapse. The Grantee acknowledges that (i) it is the Grantee’s sole responsibility, and not the Company’s, to file a timely election under Section 83(b) and (ii) the Grantee is not relying on the Company for advice with respect to the federal income tax consequences associated with the Section 83(b) election or any other matter.

11. Taxes. To the extent that the Vesting or receipt of Restricted Stock Shares or the lapse of any restrictions results in income to Grantee for federal or state tax purposes, Grantee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of common stock of the Company received upon Vesting of Restricted Stock Shares or other shares of Common Stock of the Company owned by Grantee, at Grantee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations. If Grantee fails to do so, the Company is authorized to withhold from the shares of Common Stock deliverable as a result of the Vesting of the Restricted Stock Shares or from any cash or other form of remuneration then or thereafter payable to Grantee an amount equivalent to any tax required to be withheld by reason of such resulting compensation income.

12. Notices. Any notice or other communication required or permitted to be made hereunder or by reason of the provisions of this Agreement shall be in writing, duly signed by the party giving such notice or communication and shall be deemed to have been properly delivered if delivered personally or by a recognized overnight courier service, or sent by first-class certified or registered mail, postage prepaid, as follows (or at such other address for a party as shall be specified by like notice): (i) if given to the Company, at its principal place of business, and (ii) if to the Grantee, as set forth on the signature page to this Agreement. Any notice properly given hereunder shall be effective on the date on which it is actually received by the party to whom it was addressed.

13. Governing Law. The validity, construction and effect of this Agreement and any Restricted Stock Shares granted hereunder shall be governed, construed, interpreted and administered in accordance with the laws of the State of Texas, except to the extent preempted by Federal law.

14. Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be substituted automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

15. Waiver. The failure of Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Grantee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

16. Interpretation. Capitalized words not otherwise defined herein have the meaning ascribed to them in the Plan. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision in this Agreement. In interpreting this Agreement, the following rules of interpretation shall apply: (i) headings are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement; (ii) whenever the words “include,” “includes” or “including” appear, they will be deemed to be followed by the words “without limitation”; (iii) each use of the masculine, neuter or feminine gender will be deemed to include the other genders; (iv) each use of the plural will include the singular and vice versa, in each case as the context requires or as is otherwise appropriate; (v) the word “or” is used in the inclusive sense; (vi) any agreement, instrument or statute defined or referenced means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; (vii) references to a person are also to its permitted successors or assigns. No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

17. Entire Agreement. The parties acknowledge that there are no written or oral agreements between the Grantee and the Company regarding restricted stock grants other than this Agreement. This Agreement may not be amended or supplemented except by written instrument executed by the parties.

18. Successors. This Agreement shall be binding upon the Grantee, his legal representatives, heirs, legatees, distributees, and shall be binding upon the Company and its successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

TRIUMPH BANCORP, INC.

By:
Title:

GRANTEE:

Printed Name

Grantee’s Address: